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                                                                EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference, in the Registration Statement of Ferrofluidics Corporation on Form S-8 pertaining to its 1995 Stock Option and Incentive Plan, 1995 Non-Qualified Stock Option Plan and 1994 Restricted Stock Option Plan, of our report dated August 31, 1995, on our audits of the consolidated financial statements and financial statement schedule of Ferrofluidics Corporation as of June 30, 1995 and for the years ended June 30, 1995 and June 30, 1994, which report is included in the Annual Report of Ferrofluidics Corporation on Form 10-K for the year ended June 30, 1996.


                                               /s/ Coopers & Lybrand L.L.P.

Boston, Massachusetts
October 4, 1996